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EXHIBIT 10.5

AMENDED EMPLOYMENT AGREEMENT

    This Amended Employment Agreement (the "Agreement") between Bioject, Inc. ("Employer") and Joseph Michael Redmond ("Executive") (collectively, the "Parties"), amends and supersedes the February 6, 1996 Executive Employment Agreement (the "Initial Agreement") entered into by the Parties with one exception: Section 6 of the Initial Agreement entitled "Protection of Company Property" shall remain in full force and effect. A copy of Section 6 of the Initial Agreement is attached as Exhibit A. All other terms of the Initial Agreement are entirely superseded by this Agreement.

    1.  Employment.  Employer hereby employs Executive and Executive hereby accepts continued employment with Employer as Vice President of Business Development. Executive's employment will be on the terms and conditions set forth in this Agreement.

    2.  Term of Employment.  Executive's employment with Employer under this Agreement shall be for a period of one year; this Agreement shall automatically renew for additional one year periods subject to the termination provisions contained in paragraph 7 below.

    3.  Duties and Obligations of Employment.  Executive shall report to the President. Executive shall competently and effectively perform all acts and duties and furnish all services as the President or his delegates shall direct and as are generally consistent with the position of Vice President of Business Development. Executive's obligations under Section 6 of the Initial Agreement, a copy of which is attached as Exhibit A, shall continue and Executive agrees that the provisions contained therein will continue to be fully binding. Executive understands and acknowledges that his obligations under Section 6 of the Initial Agreement continue after termination of Executive's employment with Employer pursuant to the terms of that Section.

    4.  Devotion of Time.  Executive shall devote his normal productive time, ability, and attention to the performance of his duties under this Agreement and shall not actively engage in any other business venture or employment during his employment with Employer. This provision shall not be construed to prohibit Executive from engaging in professional, community, or other activities that do not unreasonably interfere with performance of his duties.

    5.  Location.  Executive shall perform his job duties and responsibilities under this Agreement through the principal offices of the Company in Portland, Oregon, and at any other geographical location that is reasonably necessary to ensure the efficient and proper operation of Company. As specified in the Company's written employment offer dated February 1, 1996, Executive will not be required to relocate to Portland, Oregon. If this relocation is required at a later date, the Company agrees to pay reasonable and customary expenses associated with the relocation. If relocation is required, the Company agrees to pay reasonable and customary expenses associated with the relocation including, without limitation, real estate commission, transportation of household goods, travel expenses, temporary living expenses, per diem and house-hunting expenses.

    5.  Compensation.

      5.1  Base Salary.  Company shall pay Executive a minimum annual gross base salary of not less than one hundred ten thousand dollars ($110,000) beginning April 5, 1999, payable bi-weekly and in accordance with the Company's usual payroll policies and procedures. This salary is subject to annual increases or other periodic adjustments (which will not reduce the minimum annual gross base salary to less than $110,000) at the sole discretion of Company's Chairman and Board of Directors, considering Executive's achievements during the previous 12 months, business considerations, cost-of-living and other factors.

      5.2  Incentive Compensation.  Executive shall be eligible for Bonus compensation in accordance with the Bonus Agreement attached as Exhibit B to this Agreement.

    6.  Benefits and Expenses.

      6.1  Benefits.  Executive shall be entitled to such benefits as are generally provided to other employees of Employer, including holidays, health, disability insurance, life insurance, stock options and participation in the 401k Retirement Savings Plan.

    6.2  Business Expenses.  Employer shall reimburse Executive for actual and reasonable expenses incurred by him in conducting his responsibilities under this Agreement in accordance with the Employer's policy and practice or as otherwise approved in advance by the President.

    7.  Termination of Employment.

      7.1  Termination by Company.

    a.  By Company for Cause.  Executive agrees that his employment with Company may be terminated immediately for Cause at the discretion of the Chairman and Board of Directors of Company. "Cause" is defined to mean: (A) the willful and continued failure by Executive substantially to perform his duties and obligations to the Company (other than any such failure resulting from any illness, medical condition or physical or mental incapacity) which failure continues after Company has given written notice to Executive; (B) the willful engaging by Executive in misconduct which is significantly injurious to Company, monetarily or otherwise; (C) the material breach by Executive of any of his obligations under this Agreement; (D) the engaging by Executive in any fraud, dishonesty, or any other act of misconduct in the performance of Executive's duties on behalf of Company; (E) the commission by Executive of a civil or criminal offense which may adversely affect Company's reputation or interests, as determined by the Board of Directors, regardless of any legal proceeding; or (F) the action or conduct by Executive resulting in his being indicted or sanctioned in his personal capacity or resulting in his entering into a consent decree in connection with an investigation of, allegation of wrongdoing by, or other formal proceeding against Executive, by any federal or state agency, whether related to the business of Company or to any other employment or activity of Executive, past, present or future. For purposes of this definition, no act, or failure to act, on Executive's part will be considered "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that his action or omission was in the best interests of Company.

    Termination of Executive's employment for cause will become effective five (5) business days after a written notice of intent to terminate Executive's employment is given to Executive by Company's Board of Directors or, alternatively, at Company's option, by paying Executive all compensation due him in lieu of part or all of the five (5) business days notice.

    Upon termination by Company for cause as stated in Section 7.1(a) above, Company shall pay Executive all earned but unpaid base salary compensation (prorated to the date of such termination) together with any earned but unpaid bonus compensation as described in Section 5.2 above, all accrued but unused vacation time, and any not yet reimbursed business expenses incurred for services provided through the date of termination, as provided for in Section 6.2 above. All other compensation and benefits shall cease accrual on Executive's termination date.

    b.  By Company Without Cause.  Executive agrees that Company may terminate his employment at any time, for any reason and without cause by giving Executive fifteen (15) calendar days prior written notice or alternatively, at Company's option, by paying Executive all compensation due him in lieu of part or all of the fifteen (15) calendar days notice.

    Upon termination by Company without cause, Company will pay Executive all earned but unpaid base salary compensation (prorated to the date of termination), together with any earned but unpaid bonus compensation as described in Section 5.2 above, all accrued but unused vacation time and any not yet reimbursed business expenses incurred for services provided through the date of termination, as provided for in Section 6.2 of this Agreement.

    Company will also, within thirty (30) calendar days after Executive's termination by Company under Section 7.1.b, pay to Executive an additional sum (hereafter "Additional Pay") not less than Executive's then-current gross base salary compensation for a period of six (6) months, commencing on the day of Executive's termination. As a prior condition to Executive's receipt of this Additional Pay, Executive shall enter into a general release (in a form provided by Company) of all claims against Company arising out of or related to this Agreement and his employment with the Company.

    In addition, Company will, within thirty (30) days, vest that group of stock options, if any, which are scheduled to vest during the twelve (12) month period of Executive's employment (that commences on the date of this Agreement) pursuant to the applicable vesting schedule. All unvested stock options previously granted to Executive will become immediately vested and exercisable.

    7.2  Termination by Executive.  Executive may terminate this Agreement at any time by giving two weeks prior written notice to Company. Upon such termination by Executive, Company will pay Executive all earned but unpaid base salary compensation (prorated to the date of such termination), together with any earned but unpaid bonus compensation as described in Section 5.2 of this Agreement, all accrued but unused vacation time, and any not yet reimbursed business expenses incurred for services provided through the date of termination, as provided for in Section 6.2 of this Agreement. All other compensation and benefits shall cease accrual on Executive's termination date.

    7.3  Termination Upon Disability.  Executive's employment with Company will terminate upon Executive's disability as defined in this Section. "Disability" is defined to mean a disability of Executive which renders him unable, even with reasonable accommodation, to perform any of his essential job functions. Upon termination of Executive's employment with Company due to disability as defined in this Section, Company will pay Executive all earned but unpaid base salary compensation (prorated to the date of such termination), together with any earned but unpaid bonus compensation as described in Section 5.2 above, all accrued but unused vacation time, and any not yet reimbursed business expenses incurred for services provided through the date of termination, as provided for in Section 6.2 of this Agreement. Unless Executive qualifies for disability pay under Section 9 of this Agreement, Executive will only be entitled to worker's compensation and/or payments under Company paid disability insurance policies or programs if Executive qualifies under the terms and conditions of such policies or programs. All other compensation and benefits shall cease accrual upon Executive's date of termination due to disability. The provisions in Section 7.1.b of this Agreement are not applicable to termination resulting from disability.

    7.4  Termination Upon Death.  Upon termination of Executive's employment with Company due to Executive's death, Company shall pay to Executive's estate Executive's base salary compensation otherwise earned and payable to Executive pursuant to Section 5.1, together with any earned but unpaid bonus compensation as described in Section 5.2 herein, all accrued but unused vacation time, and any not yet reimbursed business expenses incurred for services provided through the date of termination, as provided for in Section 6.2 of this Agreement.

    In addition, Company shall pay Executive's estate a sum equal to Executive's then current base salary from the date of termination through the last day of the calendar month in which Executive's death occurs and for a period of sixty (60) calendar days thereafter ("Additional Death Payment"). As a prior condition to payment of this Additional Death Payment, Executive's estate or personal representative shall execute a general release of all claims discharging and releasing any and all liability of Company to Executive arising out of or related to Executive's employment with Company, the termination of Executive's employment and/or any alleged breach of this Agreement. This Additional Death Payment will constitute a complete settlement of any and all disputes arising out of or related to Executive's employment with Company, the termination of Executive's employment and/or any alleged breach of this Agreement. All other compensation and benefits shall cease accrual upon Executive's date of termination due to death.

    8.  Return of All Property.  Upon termination of Executive's employment, Executive shall immediately return to Employer all property and all materials of any kind (including all copies and replications) belonging to Employer.

    9.  Disability.  Company agrees to pay Executive partial compensation in the event Executive should become "disabled", as that term is expressly defined in this Section 9, during his employment with Company. As defined for purposes of this Section 9 only, "disabled" means: (1) any illness, health condition, accident, injury or other cause beyond Executive's control that prevents him from performing the majority of his essential job duties and responsibilities for a period of more than sixty (60) consecutive work days or for more than sixty (60) work days in the aggregate during any 12-month period even with reasonable accommodation; and (2) during the period Executive receives disability pay under this Section 9, Executive is unable to engage in any substantial gainful employment for which the employee is suited on the basis of age, education and experience. Company and Executive agree that whether Executive is disabled under the terms of this Section will be determined by an evaluation conducted by a physician selected by Executive from a list of physicians provided by Company.

    In the event it is determined that Executive is disabled as specifically defined in Section 9, Company agrees to pay Executive all base salary compensation and bonus previously earned and due Executive, together with a salary at seventy-five percent (75%) of his then-current salary during the duration of his disability up to a maximum six (6) month period from the disability date. Should Executive continue to be disabled beyond six (6) months, as reevaluated and determined by a physician selected by Executive from a list of physicians provided by Company, the Company will pay Executive salary at a rate of fifty percent (50%) of his then-current salary for an additional period up to six (6) months. During the period such disability payments are made (up to a maximum of twelve (12) months), Company agrees to continue Executive's health and dental insurance and other previously granted benefits coverage (excepting accrual of vacation and sick leave time). Should payments to Executive under worker's compensation and/or Company paid disability insurance policies or programs, when combined with the payments described herein, exceed the benefits described in this Section 9, Company will reduce its payment to Executive under this Section by the calculated excess amount. Company and Executive agree that during the term of Executive's disability as defined herein, Company may require periodic reevaluation and medical certification of Executive's disability by a physician selected by Executive from a list of physicians provided by Company.

    10.  Indemnification.  Company shall indemnify Executive against all liability and reasonable expenses incurred by Executive in connection with any proceeding to which Executive is a party because of his employment with Company as Vice President of Business Development in accordance with the provisions set forth in Company's articles of incorporation, bylaws or general or specific action of Company's board of directors. Executive's right to indemnification and advancement of expenses provided herein will survive Executive's termination of employment with Company and shall inure to the benefit of Executive's heirs, executors and administrators.

    11.  Assignments Prohibited.  Executive may not assign any of his rights nor delegate any of his duties under this Agreement. Company may assign this Agreement and delegate its duties under this Agreement or to any of its affiliates at any time owned by, or under common ownership with Company.

    12.  Amendment.  This Agreement supersedes any prior agreements or understandings with the sole exception of Section 6 of the Initial Agreement which is attached as Exhibit A. This Agreement may be amended only by an agreement in writing signed by both parties that specifically states its intention to amend this Agreement.

    13.  Waiver of Breach.  The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of the Agreement, or the waiver of any breach of any of the terms and conditions of the Agreement, shall not be construed as waiving any other term or condition in the future.

    14.  Severability.  If any provision of this Agreement shall be held invalid, the remainder of the Agreement shall be fully enforceable.

    15.  Resolution of Disputes; Arbitration.  In the event of any disputes of any nature arising in connection with Executive's employment or the interpretation or enforcement of this Agreement (excluding enforcement of the Confidentiality/Inventions/Noncompetition Agreement), that is not resolved through informal communication, the Parties shall submit the dispute to confidential non-binding mediation with a neutral mediator agreed upon by the Parties with the cost of the mediator to be borne equally by the Parties. If the dispute cannot be resolved through discussions between the Parties or mediation, it shall be resolved by binding arbitration in Portland, Oregon in accordance with the rules of the American Arbitration Association (or such other rules as are mutually agreed upon by the Parties). All arbitration proceedings shall be conducted by a neutral arbitrator mutually agreed upon by the Parties. The decision of the arbitrator shall be final and binding on all parties. The arbitrator shall award the prevailing party reasonable attorneys' fees and costs.

    16.  Entire Agreement.  This Agreement and the accompanying Exhibit A contain the entire agreement between the Parties concerning Executive's employment with Employer and supersedes all other discussions, agreements, or understandings including, without limitation, the Initial Agreement (with the sole exception of Section 6 of the Initial Agreement).

    17.  Governing Law.  This Agreement shall be governed by the laws of the State of Oregon.

    18.  Attorneys' Fees.  If any action or suit is instituted in any Court to enforce this Agreement and/or to compel arbitration, the prevailing party shall be entitled to recover from the other party, in addition to any other rights and remedies it may have, its reasonable attorneys' fees and costs.

BIOJECT, INC.

By:
James O'Shea	Date
Chief Executive Officer

Joseph Michael Redmond	Date

EXHIBIT A

    Section 6 of the Initial Agreement read in its entirety as follows:

SECTION 6—PROTECTION OF COMPANY PROPERTY

    6.1  Intellectual Properties.

  a.
  Company Ownership.  All ownership, copyright, patent, trade secrecy and other rights and all works, programs, manuals, ideas, inventions, improvements, discoveries, processes, or other properties ("Intellectual Properties") made or conceived by Executive during the term of his employment, shall be the sole property of Company, whether developed independently by Executive or jointly with others, whether developed or conceived during regular work hours or at Company's facilities, and whether or not Company uses, registers, or markets such properties. In accordance with Company's policy and Oregon law, this Agreement does not apply to, and Executive has no obligation to assign to Company, any invention for which no company trade secrets, and no equipment, supplies, or facilities of Company were used, and which was developed entirely on Executive's own time, unless: (I) the invention relates directly to Company's business; (ii) the invention relates to Company's existing or demonstrably anticipated research or development work; or (iii) the invention results from Executive's work for Company.

  b.
  Disclosure Duty.  To determine whether Executive has an obligation to assign particular Intellectual Properties to Company, Executive shall promptly make full written disclosure to Company of all Intellectual Properties that he developed, or on which he is working during the term of his employment with Company and during the one-year period thereafter. Executive agrees to assist Company as it may request during and after the term of his employment to provide further evidence, perfect, and/or enforce Company's rights in, and ownership of, the covered Intellectual Properties. Executive's obligation in this respect includes, without limitation, execution of additional instruments of conveyance and assistance to Company with applications for patents, copyright, or other registrations.

  c.
  Infringement Warranty.  Executive warrants that to the best of his knowledge, any and all items, technology, and Intellectual Properties of any nature developed or provided by Executive under this Agreement, or which in any way benefit Company, will be original to Executive, and will not infringe in any respect on the rights of property of others. Executive will not, without prior written approval of Company, use any equipment, supplies, facilities, or proprietary information of any other party. Executive warrants that he is entirely free to contract for employment with Company, and to perform his duties under this Agreement, without any conflict with other commitments, agreements, understandings or duties, whether to prior employers, or others. Executive will indemnify Company for all losses, claims, attorney fees, and other expenses which may arise from any breach of this warranty.

    6.2  Confidentiality.  Executive acknowledges that Company's business and future success depends on the preservation of trade secrets and other confidential, proprietary information concerning company, its affiliates, suppliers, and customers ("Secrets"). These Secrets and Confidential Information include, without limitation: produce designs, computer software, product configuration knowledge, market surveys, customer lists and needs, product and marketing plans, procedural and technical manuals and practices, pricing methods, proposal terms, contract renewal dates, information about the qualifications of other employees, and other such business information. Executive agrees to protect and preserve these Secrets and Confidential Information as confidential both during and indefinitely after the term of his employment, wether the Secrets or Confidential Information are contained in a tangible medium, or merely remembered.

    Executive agrees that all tangible material containing or in any way disclosing any confidential Information or Secrets are Company's exclusive property. Executive agrees to return all Company documents, equipment, or other tangible things that reflect Confidential Information or Secrets immediately upon Executive's termination of employment, or at any earlier request of Company.

    6.3  Non-Competition.

  a.
  Executive hereby agrees that he will not, during the period of his employment with Company, and for three (3) years thereafter, either directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever in any Conflicting organization or other business which competes with Company, or which is planning to compete. Executive acknowledges that Company's business includes, without limitation, the manufacture and marketing of the Biojector Jet Injection System and the production of sterile, single-use medication ampules for use with the Biojector, as well as other types of business company may choose to undertake during or shortly after the course of Executive's employment. Executive further acknowledges that Company's business is conducted throughout North America and Europe and in such other areas to which Company may expand during the course of Executive's employment or shortly thereafter. Accordingly, Executive agrees that he will not compete with Company in any of these areas nor assist others in doing so. Nothing in this paragraph shall prevent Executive from owning an interest in any company that is not a Conflicting Organization and otherwise does not compete with Company.

  b.
  Executive further agrees that during the period stated above, he will not directly or indirectly call on, or otherwise solicit, or accept business from any actual or identified potential customer, Conflicting Organization or Conflicting Product of Company that is not for the benefit of, or in the best interest of Company, nor will he assist others in doing so. Executive further agrees that he will not, during the period stated above, encourage or solicit any other employee of Company to leave such employment for any reason, nor will he assist others to do so.

  c.
  Executive agrees that he will during the term of his employment with Company, promptly and fully disclose to Company any business opportunity coming to Executive's attention, or conceived or developed in whole or in part by Executive, which relates to Company's business, or anticipated business. Executive will not at any time exploit such business opportunities for his own gain or that of any person or entity other than Company.

  d.
  Executive acknowledges that he covenants in Section 6.3 herein are reasonable in relation to his position and the nature of Company's business, and that compliance with such covenants after his employment ends will not prevent him from pursuing his livelihood. Nonetheless, should any court or arbitrator(s) find that any provision of these covenants is unreasonable in any respect, the parties agree that the covenants shall be interpreted, limited, and enforced to the maximum extent which the court or arbitrator(s) deems reasonable.

EXHIBIT B

    Bonus Agreement

BONUS CEILING:

    Total bonus compensation payable to Executive under all provisions of this bonus agreement will be limited on a year-by-year basis (the "Bonus Ceiling"). Bonuses will be computed and the Bonus Ceiling applied on April 1 to March 31 year (the "Performance Year") so as to correspond to Employer's fiscal year. For the Performance year ending March 31, 2000, the Bonus Ceiling will be:

  •
  A combined ceiling of $62,500 may be earned through any combination of commission on sales or bonus through import goals.

    By April 30 of each succeeding Performance Year, Employer and Executive will agree on a new Bonus Ceiling for such Performance Year.

COMMISSION:

    Bioject, Inc. will pay Executive a commission at the following rate, on all Product Sales that result from any partnering or distribution agreement entered into by Bioject, Inc. Product Sales are defined as collected revenues from sales of Bioject Products to its Partners or Distributors. Bioject Products are any product that Bioject offers for sale including: needle-free injection devices and needle-free device syringes. Commission will be computed on revenues from sales of Bioject Products collected in each month, and will be paid by the 15th day of the following month.

COMMISSION RATE:

  •
  2% on all product sold in the first twelve months of product shipments of each partnering or distribution agreement.

  •
  1% on all Product Sales in the second twelve months of product shipments of each partnering or distribution agreement.

IMPACT GOALS:

    Additional bonus compensation will be earned for accomplishing the following goals ("Impact Goals"). Achieving specified Impact Goals will result in bonus points being earned. Cumulative bonus points earned will result in a Cumulative Impact Goal bonus payment equal to a specified percentage of Executive's then current base salary.

    Revenue targets specified in the following Impact Goals are for the Performance Year ending March 31, 2000. By April 30 of each succeeding Performance Year, Employer and Executive will agree on new revenue targets for such Performance Year.

    Impact Goal 1—Execute partnering agreements that result in collected licensing fees, development fees or equity investment in Employer totaling in excess of the following amount in the current Performance Year:

Results	Points
$2 million	2 pts
$4 million	4 pts
$5 million	6 pts

    Revenues collected in the first 24 months of each partnering agreement will count toward the Impact Goal.

    Impact Goal II—Execute partnering agreements for home use applications that result in collected revenues, from sources other than Product Sales of at least $500,000 in the current Performance Year.

Results	Points
One company	4 pts
Two companies	6 pts

    Revenues collected in the first 24 months of each partnering agreement will count toward the Impact Goal.

    Impact Goal III—Execute partnering agreements for vaccine applications that result in collected revenues, from sources other than Product Sales of at least $500,000 in the current Performance Year.

Results	Points
One company	4 pts
Two companies	6 pts

    Revenues collected in the first 24 months of each partnering agreement will count toward the Impact Goal.

    Cumulative Impact Goal—Points earned within the Performance Year result in payment of a bonus equal to the corresponding percentage of Executive's base salary:

Results	Bonus
Less than 10 pts	0% of base salary
10 pts	15% of base salary
14 pts	30% of base salary
18 pts	45% of base salary

    The Cumulative Impact Goal bonus will be calculated by applying a linear computation to the above "percentage of base salary" scale to arrive at a percentage of base salary that corresponds to the actual Impact Goal points earned. The Cumulative Impact Goal bonus will be paid within 30 days after the end of each Performance Year.

    New goals shall be established by Employer thirty (30) days before expiration of the one year term of this Agreement. In the event that new goals are not established prior to the end of the year, the goals set forth above shall continue to be in effect.

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AMENDED EMPLOYMENT AGREEMENT